EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-105650), Form S-8 (No. 333-108974, No. 333-98773, No. 333-83298 and No. 333-43316) and Form 8-A (No. 333-38106) of McDATA Corporation of our report, dated March 24, 2003, relating to the financial statements of Sanera Systems, Inc. as of December 31, 2002 and 2001 and the related statements of operations, stockholders’equity (deficit) and cash flows for the years ended December 31, 2002 and 2001 and cumulative period from August 31, 2000 (inception) to December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern uncertainty).

/s/ Deloitte & Touche LLP

San Jose, California

November 26, 2003